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                   SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                               FORM 11-K


[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

     For the fiscal year ended:  December 31, 1994

                                  OR

[   ]     TRANSITION  REPORT   PURSUANT  TO  SECTION   15(d)  OF   THE
          SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

     For the transition period from _____________ to ______________


Commission File Number:  1-10182




                SCOTSMAN TAX REDUCTION INVESTMENT PLAN
                         (Full Title of Plan)



                       SCOTSMAN INDUSTRIES, INC.
                      775 Corporate Woods Parkway
                     Vernon Hills, Illinois  60061
        (Name of Issuer of the Securities Held Pursuant to the
        Plan and the Address of its Principal Executive Office)

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     The financial  statements and  schedules included in  this Annual
Report on Form 11-K for the Fiscal Year Ended December 31, 1994 have been separately filed in paper under cover of Form SE in accordance with Instruction E to Form 11-K and Item 311 (c) of Regulation S-T.

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                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative and Investment Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.



June 20, 1995                     Scotsman Tax Reduction Investment Plan



                                   By:/s/ Richard M. Holden
                                      --------------------------
                                      Richard M. Holden
                                      Member of the Administrative
                                      and Investment Committee

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                             EXHIBIT INDEX
                            ---------------


Exhibit Number                Description                  Page Number
- --------------                -----------                  -----------

   23.1             Consent of Arthur Andersen LLP             5